Release: June 17, 2010

STRIKER SIGNS LETTER OF INTENT

DEFINITVE TERMS TO BE NEGOTIATED FOR ONCOLOGY SUPPORTIVE CARE THERAPY

TORONTO, ONTARIO, June 17, 2010 -- Striker Energy Corp. (“Striker”)(SKRY:OTCBB) today announced that it has signed a non-binding letter of intent to acquire all of the assets associated with Granisol™ (granisetron HCl) Oral Solution (“Granisol™”) from Cypress Pharmaceutical, Inc.

Granisol™ is used in cancer care to treat nausea and vomiting associated with cancer therapy, as well as post-operative nausea and vomiting. Granisol™ has been approved for use by the U.S. Food and Drug Administration and is expected to be an immediate source of revenue for Striker following the intended acquisition. Pending completion of the transaction, Striker plans to implement a focused-commercialization strategy with the objective of improving awareness of Granisol™ in the United States.

The letter of intent is subject to conditions, including negotiation of a definitive agreement. Striker hopes to reach definitive and final terms with Cypress Pharmaceutical, Inc. before the end of its fiscal quarter ending August 31, 2010.

About Striker Energy Corp.

Striker Energy Corp. is publicly traded under the symbol SKRY on the over-the-counter bulletin board. Striker is engaged in the search for business opportunities in both the healthcare industry and in the oil and gas industry. Striker Energy Corp. is incorporated under the laws of the State of Nevada.

For Further Information
Striker Energy Corp.
Phone: 1-416-489-0093
Email: jcarusone@strikerenergycorp.com

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. Words such as “expects”, “intends”, “plans”, “may”, “could”, “should”, “anticipates”, “likely”, “believes” and words of similar import can be used to identify forward-looking statements. Forward-looking statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Forward-looking statements in this press release include statements about Striker’s expectation that, following closing, Granisol is expected to be an immediate source of revenue, its plans to implement a focused-commercialization strategy and its objective of improving awareness of Granisol in the United States and its hopes that it can reach definitive and final terms with Cypress Pharmaceutical, Inc., before the end of August, 2010.. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risk that Striker cannot negotiate a definitive agreement with Cypress Pharmaceutical, the risk that it cannot raise the funds or build the infrastructure required to complete the acquisition of Granisol or to implement its plans to commercialize Granisol, and the risks and uncertainties inherent in general business endeavors. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Striker Energy Corp. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

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